Purple Beverage Company Reports Record Fiscal Third Quarter 2008 Results

Quarterly Shipments Increase Over 400% in Third Quarter 2008 Compared to Second Quarter 2008

Fort Lauderdale, FL (August 14, 2008) - Purple Beverage Company, Inc. (OTCBB: PPBV), today announced record sales for its signature beverage, Purple™, for the Company’s fiscal third quarter ended June 30, 2008.  During the quarter, Purple Beverage Company shipped $941,500 of Purple, representing over a five-fold increase from the $179,500 in Purple shipments reported during the Company’s second quarter.  Purple Beverage Company recognized revenue of $365,500 during the quarter, over a 100% increase over second quarter recognized revenue. Additionally, in the third quarter of 2008, the Company increased deferred revenue by $576,000, which it expects to recognize as revenue in the fiscal fourth quarter of 2008. The Company reported a net loss of $9.5 million, or ($0.16) per share for the third quarter of 2008.

“Our tremendous third quarter sequential growth is a testament to our leading product offering and the strong pull through from consumers and reorders from our distributors,” said Ted Farnsworth, CEO and Founder of Purple Beverage Company. “The progress we have made in Purple Beverage’s short history has exceeded our expectations. Purple is already available in many well known national and regional specialty retail, grocery, and drug stores but we are just beginning to realize our growth potential.”

“We reduced our net loss per share from ($0.22) in the second quarter to ($0.16) in the third quarter,” commented Michael Wallace, Chief Financial Officer. “During the first nine months of this fiscal year, we have made significant investments in our infrastructure and believe we have the majority of the infrastructure in place to help us achieve continued strong growth and improved operating results as we continue to leverage our costs across a larger revenue base going forward.”

Additional information related to the Company’s financial performance can be found in the Company’s form 10-QSB, filed today with the SEC.

Introduced in late 2007, Purple is a unique and tasty blend of seven of the world’s most powerful antioxidant-rich juices, including the exotic açai berry, black cherry, pomegranate, black currant, purple plum, cranberry and blueberry. The health benefits of these fruits are packed into an all-natural, no-sugar added rejuvenating beverage that is perfect as an on-the-go drink or as part of a healthy fruit smoothie. Since debuting in late 2007, Purple has been praised by such high-profile publications as Health Magazine and Family Circle and has appeared on ABC-TV’s “The View.”

In addition, nightclubs and lounges are finding Purple to be one of the trendier antioxidant cocktail choices, as adding alcohol to antioxidant-rich berries increases the power of the antioxidants, a fact confirmed in studies by researchers from the U.S. Department of Agriculture and by a study at Kasetsart University in Thailand.

Purple can be found in select GNC stores across the country and online at www.gnc.com, as well as in various restaurants, bars, nightclubs, delis, drug stores, health food stores, supermarkets and convenience stores. For more information, visit www.drinkpurple.com.

Cautionary Statement Regarding Forward-Looking Statements
Information provided by Purple Beverage Company, Inc., such as online or printed documents, publications or information available via Purple Beverage Company’s website, contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause Purple Beverage Company’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

Contacts:

Media Relations:	Investor Relations:
Avalanche Strategic Communications	ICR
Laura Finlayson, 201-488-0049	John Mills/Paula Kalandiak, 310-954-1100
Laura@avalanchepr.com	john.mills@icrinc.com
paula.kalandiak@icrinc.com

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